EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Milestone Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Title of Each Class of Securities to Be Registered	Fee Calculation Rule	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Common Shares, no par value, Underlying Convertible Notes	457(c)	13,888,850	$3.85	$53,472,072.50	0.00011020	$5,892.62
			Total Offering Amounts		$53,472,072.50		$5,892.62
			Total Fee Offsets		—		—
			Net Fee Due				$5,892.62

(1)	Consists of (a) 9,552,740 of the registrant’s common shares issuable upon the conversion of the registrant’s senior secured convertible promissory notes (the “Notes”) and (b) 4,336,110 of the registrant’s common shares, which represents the maximum number of additional shares of common stock issuable in connection with an adjustment to the conversion rate of the Notes if a holder of Notes exercises its conversion right upon the occurrence of certain transactions. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares of the registrant’s common stock as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on May 9, 2023, as reported on the Nasdaq Stock Market LLC.